Exhibit (10)(m)


                                  SAFETY-KLEEN
                      CHANGE OF CONTROL SEVERANCE AGREEMENT
                             (FirstName) (LastName)

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                                TABLE OF CONTENTS

                                                                            Page
ARTICLE I. - PURPOSES                                                        1

ARTICLE II. - CERTAIN DEFINITIONS                                            1
         2.1   Accrued Obligations                                           1
         2.2   Agreement Term                                                1
         2.3   Article                                                       2
         2.4   Beneficial owner                                              2
         2.5   Cause                                                         2
         2.6   Change of Control                                             2
         2.7   Code                                                          2
         2.8   Disability                                                    2
         2.9   Effective Date                                                2
         2.10  Good Reason                                                   3
         2.11  Gross-up Payment                                              3
         2.12  Imminent Change of Control Date                               3
         2.13  IRS                                                           3
         2.14  1934 Act                                                      3
         2.15  Notice of Termination                                         3
         2.16  Plans                                                         3
         2.17  Policies                                                      3
         2.18  Post-Change Period                                            3
         2.19  SEC                                                           3
         2.20  Section                                                       3
         2.21  Subsidiary                                                    3
         2.22  Termination Date                                              4
         2.23  Termination Performance Period                                4
         2.24  Voting Securities                                             4

ARTICLE III. - POST-CHANGE PERIOD PROTECTIONS                                4
         3.1   Position and Duties                                           4
         3.2   Compensation                                                  5
         3.3   Stock Options                                                 7
         3.4   Excess / Supplemental Plans                                   7

ARTICLE IV. - TERMINATION OF EMPLOYMENT                                      8
         4.1   Disability                                                    8
         4.2   Death                                                         8
         4.3   Cause                                                         8
         4.4   Good Reason                                                   9

ARTICLE V. - OBLIGATIONS OF THE COMPANY UPON TERMINATION                    10
         5.1    If by the Executive for Good Reason or by the
                  Company Other Than for Cause or Disability                10
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         5.2    If by the Company for Cause                                 11
         5.3    If by the Executive Other Than for Good Reason              12
         5.4    If by the Company for Disability                            12
         5.5    If upon Death   12
         5.6    Joint and Several Obligation                                12

ARTICLE VI. - NON-EXCLUSIVITY OF RIGHTS                                     12
         6.1    Waiver of Other Severance Rights                            12
         6.2    Other- Rights                                               13

ARTICLE VII. - CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY                   13
         7.1    Gross-up for Certain Taxes                                  13
         7.2    Determination by the Executive                              13
         7.3    Additional Gross-up Amounts                                 14
         7.4    Gross-up Multiple                                           14
         7.5    Opinion of Counsel                                          15
         7.6    Amount Increased or Contested                               15
         7.7    Refunds                                                     16
         7.8    Joint and Several Obligation                                16

ARTICLE VIII. - EXPENSES AND INTEREST                                       16
         8.1    Legal Fees and Other Expenses                               16
         8.2    Interest                                                    17
         8.3    Joint and Several Obligation                                17

ARTICLE IX. - NO SET-OFF OR MITIGATION                                      17
         9.1    No Set-off by Company                                       17
         9.2    No Mitigation                                               17

ARTICLE X. - CONFIDENTIALITY AND NON-COMPETITION                            18
         10.1    Confidentiality                                            18
         10.2    Non-competition/ Non-Solicitation                          18
         10.3    Remedy                                                     19

ARTICLE XI. - MISCELLANEOUS                                                 19
         11.1    No Assignability                                           19
         11.2    Successors                                                 19
         11.3    Payments to Beneficiary                                    20
         11.4    Non-alienation of Benefits                                 20
         11.5    Severability                                               20
         11.6    Amendments                                                 20
         11.7    Notices                                                    20
         11.8    Counterparts                                               21
         11.9    Governing Law                                              21

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         11.10   Captions                                                   21
         11.11   Tax Withholding                                            21
         11.12   No Waiver                                                  21
         11.13   Entire Agreement                                           21
         11.14   Cancellation                                               21




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                                  SAFETY-KLEEN

                      CHANGE OF CONTROL SEVERANCE AGREEMENT


         THIS AGREEMENT dated as of October 6, 1999, is made among SAFETY- KLEEN CORP., a Delaware corporation having its principal place of business in Columbia, South Carolina (the "Company"), SAFETY-KLEEN SERVICES, INC., a Delaware corporation having its principal place of business in Columbia, South Carolina and a wholly owned subsidiary of the Company ("Services") and (FirstName) (LastName) (the "Executive"), a resident of (State).

         The Company, Services and the Executive agree that this agreement supersedes any prior agreement between any of them which specifically provides benefits upon a change in control of the Company or Services, and further agree that, if benefits become payable to the Executive pursuant to Article V hereof, such benefits will be in lieu of any other severance or termination benefits to which the Executive otherwise would be entitled under any other severance or termination plan, policy or arrangement of the Company or Services.

                                   ARTICLE I.
                                   PURPOSES

        The Board of Directors of the Company (the "Board") and the Board of Directors of Services have determined that it is in the best interests of the Company and its stockholders, and of Services, to assure that the Company and Services will have the continued service of the Executive, despite the possibility or occurrence of a change of control of the Company or Services. The Board believes it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened change of control, to encourage the Executive's full attention and dedication to the Company and Services, and to provide the Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of the Executive will be satisfied and are competitive with those of similarly-situated corporations. This Agreement is intended to accomplish these objectives.

                                   ARTICLE II.
                               CERTAIN DEFINITIONS

        When used in this Agreement, the terms specified below shall have the following meanings:

         2.1 "Accrued Obligations" -- see Section 5.3.

         2.2 "Agreement Term" means the period commencing on the date of this Agreement and ending on the date which is twelve (12) months following the date that both


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the Company and Services give notice of  cancellation  pursuant to Section 11.14 hereof (the "Expiration Date"); provided, however, that if an Imminent Change of Control Date occurs before the Expiration Date, then the Agreement Term shall automatically extend to a date which is twelve (12) months after the date of the Imminent Change of Control Date: and provided further, that if a Change of
Control   occurs  before  the  Expiration   Date,  the  Expiration   Date  shall
automatically be extended to the last day of the Post-Change Period.

         2.3 "Article" means an article of this Agreement.

         2.4 "Beneficial owner" means such term as defined in Rule 13d-3 of the SEC under the 1934 Act.

         2.5 "Cause" - see Section 4.3(b).

         2.6 "Change of Control" means, except as otherwise provided below, the occurrence of any of the following:

                  a. (X) any person (as such term is used in Rule 13(d)- 5 of the SEC under the 1934 Act) or group (as such term is defined in
         Section 13(d) of the 1934 Act), other than a Subsidiary or any employee benefit plan (or related trust) of the Company or a Subsidiary, becomes the beneficial owner of 15% or more of the common stock of the Company or of Voting Securities representing 15% or more of the combined voting power of all Voting Securities of the Company, (Y) Laidlaw Inc. ceases to be the beneficial owner, directly or indirectly, of 43.6% or more of the Voting Securities of the Company and (Z) another person or group becomes the beneficial owner of Voting Securities of the Company which represent a larger number of Voting Securities than those held by Laidlaw Inc.
                  b. within a period of 24 months or less, the individuals who, as of any date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board unless at the end of such period, the majority of individuals then constituting the Board were nominated upon the recommendation of a majority of the Incumbent Directors.
                  c. the sale or other disposition of all or substantially all of the assets of the Company or Services.
                  d. the sale or other disposition by the Company of 50% or more of the Voting Securities of Services or any other transaction which results in any person, other than the Company or a subsidiary or any employee benefit plan of the Company, becoming the beneficial owner of 50% or more of the Voting Securities of Services.

         2.7 "Code" means the Internal Revenue Code of 1986, as amended.

         2.8 "Disability" -- see Section 4.1(b).

         2.9 "Effective Date" means the first date on which a Change of Control occurs during the Agreement Term. Despite anything in this Agreement to the contrary, if the


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Company or Services  terminates the Executive's  employment before the date of a
Change of Control, and if the Executive reasonably demonstrates that such termination of employment (a) was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or (b) otherwise arose in connection with or anticipation of the Change of Control, then "Effective Date" shall mean the date immediately before the date of such termination of employment.

         2.10 "Employer" means whichever of the Company or Services is the primary common-law employer of the Executive at the relevant time.

         2.11 "Good Reason" -- see Section 4.4(b).

         2.12 "Gross-up Payment" -- see Section 7.1.

         2.13  "Imminent  Change of Control Date" means any date on which occurs
(a) a presentation to the Company's stockholders generally or any of the Company's directors or executive officers of a proposal or offer for a Change of Control, or (b) the public announcement (whether by advertisement, press release, press interview, public statement, SEC filing or otherwise) of a proposal or offer for a Change of Control, and in case of either (a) or (b) such proposal or offer remains effective and unrevoked.

         2.14 "IRS" means the Internal Revenue Service.

         2.15 "1934 Act" means the Securities Exchange Act of 1934.

         2.16 "Notice of Termination" means a written notice given in accordance with Section 11.7 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         2.17 "Plans" means plans, programs, policies or practices of the Company and Services.

         2.18 "Policies" means policies, practices or procedures of the Company and Services.

         2.19 "Post-Change Period" means the period commencing on the Effective Date and ending on the third anniversary of such date.

         2.20 "SEC" means the Securities and Exchange Commission.

         2.21 "Section" means, unless the context otherwise requires, a section of this Agreement.


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         2.22  "Subsidiary"  means a corporation as defined in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition.

         2.23 "Termination Date" means the date of receipt of the Notice of Termination or any later date specified in such notice (which date shall be not more than 15 days after the giving of such notice), as the case may be; provided, however, that (a) if the Company or Services terminates the Executive's employment other than for Cause or Disability, then the Termination Date shall be the date of receipt of such Notice of Termination and (b) if the Executive's employment is terminated by reason of death or Disability, then the Termination Date shall be the date of death of the Executive or the "Disability Effective Date" (as defined in Section 4.1), as the case may be.

         2.24     "Termination Performance Period" - see Section 3.2(b)(2).

         2.25 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

                                  ARTICLE III.
                         POST-CHANGE PERIOD PROTECTIONS

         3.1       Position and Duties.

                  a. During the Post-Change Period, (1) the Executive's position with the Company and Services, (in the case of a Change of Control involving the Company) or with Services (in the case of a Change of Control involving Services) (including offices, titles, reporting requirements and responsibilities), authority and duties shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Effective Date and (2) the Executive's services shall be performed at the location where the Executive was employed immediately before the Effective Date or any other location less than 40 miles from such former location.

                  b. During the Post-Change Period (other than any periods of vacation, sick leave or disability to which the Executive is entitled), the Executive agrees to devote the Executive's full attention and time to the business and affairs of the Company and Services and, to the extent necessary to discharge the duties assigned to the Executive in accordance with this Agreement, to use the Executive's best efforts to perform faithfully and efficiently such duties. During the Post-Change Period, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage personal investments, so long as such activities are consistent with the Policies of the Company or Services at the Effective Date and do not significantly interfere with the performance of the Executive's duties under this Agreement. To the extent that any such activities have been conducted by the Executive before the



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         Effective Date and were consistent with the Policies of the Company and
         Services  at  the  Effective  Date,  the  continued   conduct  of  such
         activities (or activities similar in nature and scope) after the Effective Date shall not be deemed to interfere with the performance of the Executive's duties under this Agreement.

         3.2      Compensation.

                  a. Base Salary. During the Post-Change Period, the Company and Services shall pay or cause to be paid to the Executive an annual base salary in cash ("Guaranteed Base Salary"), which shall be paid in a manner consistent with the Company's or Services' (as applicable to the Executive) payroll practices in effect immediately before the Effective Date at a rate at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company and Services in respect of the 12-month period immediately before the Effective Date. During the Post-Change Period, the Guaranteed Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded to other peer executives of the Company and Services. Any increase in Guaranteed Base Salary shall not limit or reduce any other obligation of the Company and Services to the Executive under this Agreement. After any such increase, the Guaranteed Base Salary shall not be reduced and the term "Guaranteed Base Salary" shall thereafter refer to the increased amount.

                  b. Target Bonus. During the Post-Change Period, the Company and Services shall pay or cause to be paid to the Executive a bonus (the "Guaranteed Bonus") for each Performance Period which ends during the Post-Change Period. "Performance Period" means each period of time designated in accordance with any bonus arrangement of the Company or Services ("Bonus Plan") which is based upon performance and approved by the Board or any committee of the Board. The Guaranteed Bonus shall be at least equal to the greatest of:

                  (1) the On Plan Bonus, which shall mean the cash bonus which the Executive would accrue under any Bonus Plan for the Performance Period for which the Guaranteed Bonus is awarded ("Current Performance Period") as if the performance achieved 100% of plan established pursuant to such Bonus Plan and the maximum level of the discretionary portion is achieved;

                  (2) the Actual Bonus, which shall mean the cash bonus which Executive would accrue under any Bonus Plan for the Current Performance Period if the performance during the Current Performance Period were measured by actual performance; provided, however, that for purposes of Article V of this Agreement, the Actual
                           Bonus for the Performance Period in which the Termination Date occurred (the "Termination Performance Period") shall not be less than the cash bonus which the Executive would accrue under any Bonus Plan if performance during


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                           that Termination  Performance Period were measured by
                           the  actual   performance   during  the   Termination
                           Performance   Period  before  the  Termination   Date
                           projected to the last day of such Performance Period and the maximum level of the discretionary portion is achieved; and

                  (3) the Historical Bonus, which shall mean the greatest bonus that the Executive accrued under any Bonus Plan in the last three (3) Performance Periods that ended before the Post-Change Period; provided, however, that for purposes of Article V of this Agreement, the Historical Bonus for the Performance Period in which the Termination Date occurred shall not be less than the cash bonus that the Executive accrued in the last Performance Period that ended before the Termination Date.

                  c. Incentive, Savings and Retirement Plans. In addition to Guaranteed Base Salary and Guaranteed Bonus payable as provided in this Section, the Executive shall be entitled to participate during the Post-Change Period in all incentive (including long-term incentives), savings and retirement Plans applicable to other peer executives of the Company and Services, but in no event shall such Plans provide the Executive with incentive (including long-term incentives), savings and retirement benefits which are less favorable, in the aggregate, than the most favorable of those provided by the Company or Services to the Executive or to peer executives under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

                  d. Welfare Benefit Plans. During the Post-Change Period, the Executive and the Executive's family shall be eligible to participate in, and receive all benefits under, welfare benefit Plans provided by the Company and Services (including, without limitation, medical, prescription, dental, disability, individual life, group life, dependent life, accidental death and travel accident insurance Plans) and applicable to other peer executives of the Company and Services and their families, but in no event shall such Plans provide benefits which in any case are less favorable, in the aggregate, than the most favorable of those provided to the Executive or to peer executives under such Plans as in effect at any time during the 90-day period immediately before the Effective Date.

                  e. Fringe Benefits. During the Post-Change Period, the Executive shall be entitled to fringe benefits and other executive perquisites in accordance with the most favorable Plans applicable to peer executives of the Company and Services, but in no event shall such Plans provide fringe benefits and other executive perquisites which in any case are less favorable, in the aggregate, than the most favorable of those provided by the Company and Services to the Executive or to peer executives under such Plans in effect at any time during the 90-day period immediately before the Effective Date.


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                  f.  Expenses.  During the  Post-Change  Period,  the Executive
         shall  be  entitled   to  prompt   reimbursement   of  all   reasonable
         employment-related   expenses   incurred  by  the  Executive  upon  the
         Company's  or  Services'  (as  applicable)  receipt of  accountings  in
         accordance  with  the  most  favorable  Policies   applicable  to  peer
         executives of the Company and Services, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company and Services to the Executive or to peer executives under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

                  g. Office and Support Staff. During the Post-Change Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance in accordance with the most favorable Policies applicable to peer executives of the Company and Services, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company and Services to the Executive or to peer executives under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

                  h. Vacation. During the Post-Change Period, the Executive shall be entitled to paid vacation in accordance with the most favorable Policies applicable to peer executives of the Company and Services, but in no event shall such Policies be less favorable, in the aggregate, than the most favorable of those provided by the Company and Services to the Executive or to peer executives under such Policies in effect at any time during the 90-day period immediately before the Effective Date.

         3.3      Stock Options.

           In addition to the other benefits provided in this Section, on the Effective Date, the Employer shall pay to the Executive a lump-sum cash payment equal to the spread (fair market value over exercise price) of all outstanding options granted to the Executive for shares of common stock of the Company whether vested or not vested on the Effective Date. Whichever of the Company and Services is not the Employer, shall be jointly and severally liable for the obligation of the Employer under this Section 3.3.

         3.4      Excess/Supplemental Plans.

           In addition to the other benefits provided in this Section, on the Effective Date, the Employer shall pay to Executive an amount equal to the value (determined using (i) the interest rate published by the PBGC, as of the calendar month immediately prior to the Effective Date, for the specific purpose of determining the present value of lump sum benefits as discussed in 29 C.F.R. 4044 and (ii) the UP 84 Mortality Table) of the Executive's accrued benefits under (1) the Safety-Kleen Supplemental Executive Retirement Plan, or
  (2) any such successor plan or other nonqualified unfunded retirement Plan as may be in effect as of (or as may have been in effect at any time during the 90-day period immediately before) the Effective Date (the "Excess/Supplemental Plans"), irrespective of


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whether or not Executive is vested therein,  and without any reduction for early retirement, early payout and social security benefits, and taking into account for benefit accrual purposes, the Executive's entire period of service with the Company and its affiliates as reflected on the Company's Human Resources database. Whichever of the Company and Services is not the Employer, shall be jointly and severally liable for the obligation of the Employer under this
Section 3.4.


                                   ARTICLE IV.
                            TERMINATION OF EMPLOYMENT

         4.1      Disability.

                  a. During the Post-Change Period, the Employer may terminate the Executive's employment upon the Executive's Disability (as defined in Section 4.1(b)) by giving the Executive or his legal representative, as applicable, (1) written notice in accordance with Section 11.7 of the Employer's intention to terminate the Executive's employment pursuant to this Section and (2) a certification of the Executive's Disability by a physician selected by the Employer or its insurers and reasonably acceptable to the Executive or the Executive's legal representative. The Executive's employment shall terminate effective on the 30th day (the 'Disability Effective Date') after the Executive's receipt of such notice unless, before the Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties.

                  b. "Disability" means any medically determinable physical or mental impairment that has lasted for a continuous period of not less than six months and can be expected to be permanent or of indefinite duration. and that renders the Executive unable to perform the essential functions required under this Agreement with or without reasonable accommodation.

         4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Post-Change Period.

         4.3     Cause.

                  a. During the Post-Change Period, the Employer may terminate the Executive's employment for Cause.

                  b. "Cause" means any of the following: (i) conviction of the Executive of, or the Executive's pleading guilty or nolo contendere to, any felony which includes as an element of the crime a premeditated intention to commit the act, (ii) Executive's inability to perform his duties due to habitual alcohol or drug addiction, (iii) serious misconduct involving dishonesty in the course of Executive's employment, or (iv) the Executive's habitual neglect of his duties; except that Cause shall not mean:


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                           (1) bad  judgment or negligence  other than  habitual
                  neglect of duty;

                           (2) any act or omission  believed by the Executive in
                  good faith to have been in or not opposed to the interest of the Company and Services (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled);

                           (3) any  act or  omission  with  respect  to  which a
                  determination could properly have been made by the Board that the Executive met the applicable standard of conduct for indemnification or reimbursement under the Company's or Services' by-laws, any applicable indemnification agreement, or applicable law, in each case in effect at the time of such act or omission; or

                           (4) any act or omission  with respect to which notice
                  of termination of employment of the Executive is given more than 12 months after the earliest date on which any member of the Board, not a party to the act or omission, knew or should have known of such act or omission.

                  c. Any termination of the Executive's employment by the Employer for Cause shall be communicated to the Executive by a Notice of Termination.

         4.4      Good Reason.

              a. During the Post-Change Period, the Executive may terminate his or her employment for Good Reason.

                  b.       "Good Reason" means any of the following:

                  (1)      the   assignment  to  the  Executive  of  any  duties
                           inconsistent in any respect with the Executive's position (including offices, titles, reporting requirements or responsibilities), authority or duties as contemplated by Section 3.1 (a)(1), or any other action by the Company or Services which results in a diminution on or other material adverse change in such position, authority or duties;

                  (2) any failure by the Company or Services to comply with any of the provisions of Article III;

                  (3) the Company's or Services' requiring the Executive to be based at any office or location other than the location described in Section 3.1(a)(2);

                  (4) any other material adverse change to the terms and conditions of the Executive's employment; or

                  (5) any purported termination by the Employer of the Executive's employment other than as expressly permitted by this Agreement (any such purported termination shall not be effective for any other purpose under this Agreement).

         Any reasonable determination of "Good Reason" made in good faith by the Executive shall be conclusive.

                  c. Any termination of employment by the Executive for Good Reason shall be communicated to the Employer by a Notice of
         Termination. A passage of time prior to delivery of a Notice of Termination or a failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

                                   ARTICLE V.
                  OBLIGATIONS OF THE EMPLOYER UPON TERMINATION

         5.1 If by the Executive for Good Reason or by the Employer Other Than for Cause or Disability. If, during the Post-Change Period, the Employer shall terminate Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment for Good Reason, the Employer shall immediately pay the Executive, in addition to all vested rights arising from the Executive's employment as specified in Article III, a cash amount equal to the sum of the following amounts:

                  a. to the extent not previously paid, the Guaranteed Base Salary and any accrued vacation pay through the Termination Date;

                  b. the difference between (1) the product of (A) the Guaranteed Bonus, multiplied by (B) a fraction, the numerator of which is the number of days in the Termination Performance Period which elapsed before the Termination Date, and the denominator of which is the total number of days in the Termination Performance Period, and (2) the amount of any Guaranteed Bonus previously paid to the Executive with respect to the Termination Performance Period;

                  c. all amounts previously deferred by or an accrual to the benefit of the Executive under any nonqualified deferred compensation or pension plan, together with any accrued earnings thereon, and not yet paid by the Company or Services;

                  d. an amount equal to the product of (1) three (3) multiplied by (2) the sum of (A) the Guaranteed Base Salary and (B) the Guaranteed Bonus;

                  e. an amount equal to the sum of the value of the unvested portion of the Executive's accounts or accrued benefits under any qualified plan maintained by the

         Company or Services, as of the Termination Date;

                  f. if the Company or Services maintains any cash-based long term incentive bonus plan or arrangement, an amount in satisfaction of the Company's or Services (as applicable) obligation to the Executive under such plan or arrangement equal to the amount which would be payable to the Executive if (i) the Company or Services (as applicable) attained target performance over the entire performance period and (ii) the Executive had remained employed during the entire performance period;

                  g. the  difference  between  (1) an amount  equal to the value
         (determined using the actuarial assumptions then applied by the Pension Benefit Guaranty Corporation for determining immediate annuity present values) of the Executive's accrued benefits under the Excess/Supplemental Plans (taking into account for benefit accrual purposes the Executive's entire period of service with the Company and its affiliates as reflected on the Company's Human Resources database) calculated as though the Executive (A) continued to accrue benefits under the Excess/Supplemental Plans for a period of three years after the Termination Date, and (B) received compensation during each year of such three-year period equal to the sum of the Guaranteed Base Salary and the highest Guaranteed Bonus paid (or payable) to the Executive in the three years preceding the Termination Date, and (C) were three (3) years older than his age at the Termination Date and (2) the amount actually previously paid to Executive pursuant to Section 3.4; provided however, that the amount computed under this paragraph shall not be reduced for early retirement, early payout and social security benefits; further provided, however, that such amount shall be paid irrespective of whether Executive is vested in any of the Excess/ Supplemental Plans; and

                  h. pay Executive outplacement services, to a maximum of $25,000.

         Until the third anniversary of the Termination Date or such later date as any Plan of the Company or Services may specify, the Employer shall continue to provide to the Executive and shall provide to the Executive's family welfare benefits (including, without limitation, medical, prescription, dental, disability, individual life, group life, accidental death and travel accident insurance plans and programs), fringe benefits and other executive perquisites, which are at least as favorable as the most favorable Plans of the Company and Services applicable to Executive and other peer executives and their families as of the Termination Date, but which are in no event less favorable than the most favorable Plans of the Company and Services applicable to the Executive and other peer executives and their families during the 90-day period immediately before the Effective Date. The cost to the Executive of such welfare benefits shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive is covered under any medical, life, or disability insurance plan(s) provided by a subsequent employer, then the amount of coverage required to be provided by the Employer hereunder shall be secondary to the coverage provided by the subsequent employer's medical, life, or disability insurance plan(s). The Executive's rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including without limitation continuation coverage required by Section 4980B of the Code and Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended.

         5.2 If by the Employer for Cause. If the Employer terminates the Executive's employment for Cause during the Post-Change Period, this Agreement shall terminate without further obligation by the Employer to the Executive, other than the obligation immediately to pay the Executive in cash the Executive's Guaranteed Base Salary through the Termination Date, plus the amount of any compensation previously deferred by the Executive, plus any accrued vacation pay, in each case to the extent not previously paid.

         5.3 If by the Executive Other Than for Good Reason. If the Executive terminates employment during the Post-Change Period other than for Good Reason, Disability or death, this Agreement shall terminate without further obligations by the Employer, other than the obligation immediately to pay the Executive in cash all amounts specified in clauses (a), (b) and (c) of the first sentence of Section 5.1 (such amounts collectively, the "Accrued Obligations").

         5.4 If by the Employer for Disability. If the Employer terminates the Executive's employment by reason of the Executive's Disability during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive, other than

                  (a) the Employer's obligation immediately to pay the Executive in cash all Accrued Obligations, and

                  (b) the Executive's right after the Disability Effective Date to receive disability and other benefits at least equal to the greater of (1) those provided under the most favorable disability Plans applicable to peer executives of the Company or Services in effect immediately before the Termination Date or (2) those provided under the most favorable disability Plans of the Company and Services in effect at any time during the 90-day period immediately before the Effective Date.

         5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Post-Change Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the obligation of the Employer immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations. Despite anything in this Agreement to the contrary, the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and Services to the surviving families of peer executives of the Company or Services under such Plans, but in no event shall such Plans provide benefits which in each case are less favorable, in the aggregate, than the most favorable of those provided by the Company and Services to the Executive under such Plans in effect at any time during the 90-day period immediately before the Effec-tive Date.

         5.6 Joint and Several Obligation. Whichever of the Company and Services is not the Employer shall be jointly and severally liable for the obligations of the Employer under this Article V.

                                   ARTICLE VI.
                            NON-EXCLUSIVITY OF RIGHTS

         6.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1, the Executive hereby waives the right to receive severance payments under any other Plan or agreement of the Company or Services.

         6.2 Other Rights. Except as provided in Section 6.1 and in the second paragraph of this Agreement, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other Plans, provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any Plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

                                  ARTICLE VII.
                   CERTAIN ADDITIONAL PAYMENTS BY THE EMPLOYER

         7.1 Gross-up for Certain Taxes. If it is determined (by the reasonable computation of the Employer's independent auditors, which determinations shall be certified to by such auditors and set forth in a written certificate
  ("Certificate") delivered to the Executive) that any benefit received or deemed received by the Executive from the Company or Services pursuant to this Agreement or otherwise (collectively, the "Payments") is or will become subject to any excise tax under Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law (such excise tax and all such similar taxes collectively, "Excise Taxes"), then the Employer shall, immediately after such determination, pay the Executive an amount (the "Gross-up Payment") equal to the product of

                  (a) the amount of such Excise Taxes

  multiplied by

                  (b) the Gross-up Multiple (as defined in Section 7.4).

         The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any federal, state, local or other income or excise taxes or other taxes payable by the Executive with respect to the Gross-up Payment.

         The Executive or the Employer may at any time request the preparation and delivery to the Executive of a Certificate. The Employer shall, in addition to complying with Section 7.2, cause all determinations and certifications under the Article to be made as soon as reasonably possible and in adequate time to permit the Executive to prepare and file the Executive's individual tax returns on a timely basis.

         7.2    Determination by the Executive.

                  a. If the Employer shall fail to deliver a Certificate to the Executive (and to pay to the Executive the amount of the Gross-up Payment, if any) within 14 days after receipt from the Executive of a written request for a Certificate, or if at any time following receipt of a Certificate the Executive disputes the amount of the Gross-up Payment set forth therein, the Executive may elect to demand the payment of the amount which the Executive, in accordance with an opinion of counsel to the Executive ("Executive Counsel Opinion"), determines to be the Gross-up Payment. Any such demand by the Executive shall be made by delivery to the Employer of a written notice which specifies the Gross-up Payment determined by the Executive and an Executive Counsel Opinion regarding such Gross-up Payment (such written notice and opinion collectively, the "Executive's Determination"). Within 14 days after delivery of the Executive's Determination to the Employer, the Employer shall either (1 ) pay the Executive the Gross-up Payment set forth in the Executive's Determination (less the portion of such amount, if any, previously paid to the Executive by the Employer) or (2) deliver to the Executive a Certificate specifying the Gross-up Payment determined by the Employer's independent auditors, together with an opinion of the Employer's counsel (" Employer Counsel Opinion"), and pay the Executive the Gross-up Payment specified in such Certificate. If for any reason the Employer fails to comply with clause
         (2) of the preceding sentence, the Gross-up Payment specified in the Executive's Determination shall be controlling for all purposes.

                  b. If the Executive does not make a request for, and the Employer does not deliver to the Executive, a Certificate, the Employer shall, for purposes of Section 7.3, be deemed to have determined that no Gross-up Payment is due.

         7.3 Additional Gross-up Amounts. If, despite the initial conclusion of the Employer and/or the Executive that certain Payments are neither subject to Excise Taxes nor to be counted in determining whether other Payments are subject to Excise Taxes (any such item, a "Non-Parachute Item"), it is later determined (pursuant to the subsequently-enacted provisions of the Code, final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or the Employer's independent auditors) that any of the Non-Parachute Items are subject to Excise Taxes, or are to be counted in determining whether any Payments are subject to Excise Taxes, with the result that the amount of Excise Taxes payable by the Executive is greater than the amount determined by the Employer or the Executive pursuant to Section 7.1 or 7.2, as applicable, then the Employer shall pay the Executive an amount (which shall also be deemed a Gross-up Payment) equal to the product of

                  (a) the sum of (1) such additional Excise Taxes and (2) any interest, fines, penalties, expenses or other costs incurred by the Executive as a result of having taken a position in accordance with a determination made pursuant to Section 7.1 multiplied by

                  (b) the Gross-up Multiple.

         7.4 Gross-up Multiple. The Gross-up Multiple shall equal a fraction, the numerator of which is one (1.0), and the denominator of which is one (1.0) minus the sum, expressed as a decimal fraction, of the rates of all federal, state, local and other income and other taxes and any Excise Taxes applicable to the Gross-up Payment. (If different rates of tax are applicable to various portions of a Gross-up Payment, the weighted average of such rates shall be used.)

        7.5 Opinion of Counsel. "Executive Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that there is a reasonable basis to support a conclusion that the Gross-up Payment determined by the Executive has been calculated in accord with this Article and applicable law. " Employer Counsel Opinion" means a legal opinion of nationally recognized executive compensation counsel that (a) there is a reasonable basis to support a conclusion that the Gross-up Payment set forth of the Certificate of Employer's independent auditors has been calculated in accord with this Article and applicable law, and (b) there is no reasonable basis for the calculation of the Gross-up Payment determined by the Executive.

         7.6 Amount Increased or Contested. The Executive shall notify the Employer in writing of any claim by the IRS or other taxing authority that, if successful, would require the payment by the Employer of a Gross-up Payment. Such notice shall include the nature of such claim and the date on which such claim is due to be paid. The Executive shall give such notice as soon as practicable, but no later than 10 business days, after the Executive first obtains actual knowledge of such claim; provided, however, that any failure to give or delay in giving such notice shall affect the Employer's obligations under this Article only if and to the extent that such failure results in actual prejudice to the Employer. The Executive shall not pay such claim less than 30 days after the Executive gives such notice to the Employer (or, if sooner, the date on which payment of such claim is due). If the Employer notifies the Executive in writing before the expiration of such period that it desires to contest such claim, the Executive shall:

                  a. give the Employer any information that it reasonably requests relating to such claim,

                  b. take such action in connection with contesting such claim as the Employer reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

                  c. cooperate with the Employer in good faith to contest such claim, and

                  d. permit the Employer to participate in any proceedings relating to such claim;

         provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including related interest and penalties, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing, the Employer shall control all proceedings in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify the Executive, on an after-tax basis, for any Excise Tax or income tax, including related interest or penalties, imposed with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. The Employer's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable. The Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or other taxing authority.

        7.7 Refunds. If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 7.6, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of Section 7.6) promptly pay the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 7.6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such determination before the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-up Payment required to be paid. Any contest of a denial of refund shall be controlled by Section 7.6.

        7.8 Joint and Several Obligation. Whichever of the Company and Services is not the Employer shall be jointly and severally liable for the obligations of the Employer under this Article VII. In the event of any assertion of liability under this Section 7.8 against whichever of the Company or Services is not the Employer, the party against which such liability is asserted shall succeed to all of the rights and obligations of the Employer under Article VII.

                                  ARTICLE VIII.
                              EXPENSES AND INTEREST

         8.1  Legal Fees and Other Expenses.

               a. If the Executive incurs legal, accounting and other fees or other expenses in a good faith effort to obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive's legal counsel and the accounting and other fees and expenses in connection with the delivery of the Opinion referred to in
         Article VII), regardless of whether the Executive ultimately prevails, the Employer shall reimburse the Executive on a monthly basis upon the written request for such fees and expenses to the extent not reimbursed under the Company's and Services' officers and directors liability insurance policy, if any. The existence of any controlling case or controlling regulatory law which is directly inconsistent with the position taken by the Executive shall be evidence that the Executive did not act in good faith.

               b. Reimbursement of legal fees and expenses shall be made monthly upon the written submission of a request for reimbursement together with evidence that such fees and expenses are due and payable or were paid by the Executive. If the Employer shall have reimbursed the Executive for legal fees and expenses and it is later determined that the Executive was not acting in good faith, all amounts paid on behalf of, or reimbursed to, the Executive shall be promptly refunded to the Employer.

         8.2 Interest. If the Employer does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to two percent (2.0%) above the base commercial lending rate announced by The Bank of America in effect from time to time during the period of such nonpayment.

         8.3 Joint and Several Obligation. Whichever of the Company and Services is not the Employer shall be jointly and severally liable for the obligations of the Employer under this Article VIII. The right of refund referred to in the last sentence of
Section 8.1 b. shall inure to whichever of the Company or Services originally paid the reimbursement to the Executive.

                                   ARTICLE IX.
                            NO SET-OFF OR MITIGATION

         9.1 No Set-off by Company or Services. The Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Time is of the essence in the performance by the Company and Services of their obligations under this Agreement. Any claim which the Company or Services may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company or Services under this Agreement.

         9.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company or Services under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

                                   ARTICLE X.
                       CONFIDENTIALITY AND NON-COMPETITION

         10.1 Confidentiality. Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its Subsidiaries relating to their business, operations, employees and customers, which gives the Company and its Subsidiaries a competitive advantage in the businesses in which the Company and its Subsidiaries are engaged ("Confidential Information"). Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. Executive agrees that, except as required by the duties of his employment with the Company and/or its Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with the Company and/or its Subsidiaries for so long as such information is valuable and unique.

         10.2     Non-competition/ Non-solicitation.


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

                  a. Executive agrees that, during the period of his employment with the Company and/or its Subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one (1) year, Executive will not at any time directly or indirectly, in any capacity, engage or participate in, or become employed by or render advisory or consulting or other services in connection with any Prohibited Business as defined in Section 10.2(d).

                  b. Executive agrees that, during the period of his employment with the Company and/or its Subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one (1) year, Executive shall not make any financial investment, whether in the form of equity or debt, or own any interest, directly or indirectly, in any Prohibited Business. Nothing in this Section 10.2(b) shall, however, restrict Executive from making any investment in any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market; provided that (1) such investment does not give Executive the right or ability to control or influence the policy decisions of any Prohibited Business, and (2) such investment does not create a conflict of interest between Executive's duties hereunder and Executive's interest in such investment.

                  c. Executive agrees that, during the period of his employment with the Company and/or its Subsidiaries and, if Executive's employment is terminated for any reason, thereafter for a period of one (1) year, Executive shall not (1) employ any employee of the Company and/or its Subsidiaries or (2) interfere with the Company's or any of its Subsidiaries' relationship with, or endeavor to entice away from the Company and/or its Subsidiaries any person, firm, corporation, or other business organization who or which at any time (whether before or after the date of Executive's termination of employment), was an employee, customer, vendor or supplier of, or maintained a business relationship with, any business of the Company and/or its Subsidiaries which was conducted at any time during the period commencing one year prior to the termination of employment.

                  d. For the purpose of this Section 10.2, "Prohibited Business" shall be defined as any entity and any branch, office or operation thereof, which is a direct and material competitor of the Company and/ or its Subsidiaries wherever the Company and/ or its Subsidiaries does business, in the United States or abroad.

         10.3 Remedy. Executive and the Company specifically agree that, in the event that Executive shall breach his obligations under this Article X, the Company and its Subsidiaries will suffer irreparable injury and no adequate remedy for such breach, and shall be entitled to injunctive relief therefor, and in particular, without limiting the generality of the foregoing, the Company shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company and Services under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article X constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                                   ARTICLE XI.
                                  MISCELLANEOUS

         11.1 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company and Services shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         11.2 Successors. This Agreement shall inure to the benefit of and be binding upon the Company, Services and their respective successors and assigns. The Company and Services will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or Services, as applicable, would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company or Services which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company and Services under this Agreement as if such successor were the Company or Services, as applicable.

         11.3 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

         11.4 Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         11.5 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

         11.6 Amendments. Except as provided in Sections 2.2 and 11.14 hereof, this Agreement shall not be altered, amended or modified except by written instrument executed by the Company, Services and Executive.

         11.7 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                                    If to the Executive:
                                    (FirstName) (LastName)
                                    (Address1)
                                    (City) (State) (PostalCode)


                                    If to the Company:

                                    Safety-Kleen Services, Inc.
                                    1301 Gervais Street, Suite 300
                                    Columbia, South Carolina  29201
                                    Attention: Vice President, Administration

                                    If to Services:
                                    Safety-Kleen Services, Inc.
                                    1301 Gervais Street, Suite 300
                                    Columbia, South Carolina  29201
                                    Attention: Vice President, Administration

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         11.9 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of South Carolina without regard to its choice of law principles.

         11.10 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

         11.11 Tax Withholding. The Company and Services may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

         11.12 No Waiver. The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

         11.13   Entire   Agreement.   This   Agreement   contains   the  entire
understanding of the Company and Services and the Executive with respect to its subject matter.

         11.14 Cancellation. The Company and Services may, at any time prior to a Change in Control, unilaterally cancel this Agreement on behalf of all parties hereto by both of them (and not only one of them) notifying the Executive of such cancellation in writing at least twelve (12) months prior to the effective date of the cancellation, provided however that no such notice may be given after an Imminent Change of Control Date.

         IN WITNESS WHEREOF, the Executive, Services and the Company have executed this Agreement as of the date first above written.



                                    --------------------------------------
                                    (FirstName) (LastName) (the Executive)

                                    SAFETY-KLEEN CORP.
                                    By:
                                        -------------------------------
                                    Kenneth W. Winger
                                    President & Chief Executive Officer

                                    SAFETY-KLEEN SERVICES, INC.
                                     By:
                                        -------------------------------
                                    Kenneth W. Winger
                                    President


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